Exhibit 10.1

Amendment to the International Paper Company

Restricted Stock Plan for Non-Employee Directors

As of March 13, 2006

The International Paper Company Restricted Stock Plan for Non-Employee Directors (as amended through May 7, 2002) shall be amended in the following respects, effective March 13, 2006:

Section 4(a) shall be amended in its entirety to read as follows:

(a) Effective March 13, 2006, awards of restricted common stock of International Paper will be made to each participant on an annual basis following the annual meeting of shareholders. The number of such awards will be based on (i) a fixed dollar value, to be determined by the Board of Directors based on a review of a market study of peer companies prior to the award, divided by (ii) the per share price of the common stock of International Paper as determined utilizing the same methodology most recently used in calculating the target share price to determine the number of awards granted to each participant under the International Paper Performance Share Plan. A participant who is elected by the Board to fill a vacancy during the year shall receive a number of shares representing a pro rata portion of the number of shares of restricted common stock awarded to non-employee directors following the most recent annual meeting of shareholders. Each award of restricted shares under this plan shall be immediately registered in the name of the participant but shall be expressly subject to all of the restrictions, service provisions, and all other terms and conditions set forth in Section 5 of this plan.

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